Exhibit 99.1
KINDER MORGAN, INC. INCREASES
QUARTERLY DIVIDEND TO $0.43 PER SHARE

Cash Available to Pay Dividends Increases by 13 Percent

HOUSTON, July 16, 2014 - Kinder Morgan, Inc. (NYSE: KMI) today reported second quarter cash available to pay dividends of $332 million, up 13 percent from $294 million for the same period a year ago, and remains on track to meet or exceed its published annual budget of $1.78 billion in cash available to pay dividends. For the first six months of the year, KMI reported cash available to pay dividends of $905 million, up 12 percent from $807 million for the same period last year.
KMI’s board of directors increased the quarterly cash dividend to $0.43 per share ($1.72 annualized) payable on Aug. 15, 2014, to shareholders of record as of July 31, 2014. This represents an 8 percent increase over the second quarter 2013 cash dividend per share of $0.40 ($1.60 annualized), and is up from the first quarter 2014 dividend of $0.42 per share ($1.68 annualized).
Chairman and CEO Richard D. Kinder said, “KMI had an excellent second quarter, reflecting continued strong performance at Kinder Morgan Energy Partners (NYSE: KMP) and solid results at El Paso Pipeline Partners (NYSE: EPB). Our backlog of expansion and joint venture investments at the Kinder Morgan companies that have a high certainty of completion has grown to $17 billion, up from $16.4 billion at the time of our April earnings release. It is important to note that this increase takes into account approximately $700 million in projects that we placed into service in the second quarter, which means we have added about $1.3 billion to the backlog. More than $4.6 billion of the projects in our backlog are natural gas projects, and there continues to be tremendous demand for gas transportation capacity. Across the KMI, KMP and EPB pipelines, we have secured a little over 3.5 billion cubic feet per day (Bcf/d) in long-term, firm transport capacity commitments since Dec. 1, 2013. Further, we have another approximately 1.7 Bcf/d of pending transactions, the majority of which is related to LNG

(more)

KMI - Q2 Earnings	Page 2

facilities, all of which are credible LNG export projects. The LNG commitments, combined with another approximately 300 million cubic feet per day of other pending commitments, would bring the total long-term firm transport capacity signed up across Kinder Morgan’s natural gas pipelines to approximately 5.3 Bcf/d since the beginning of December (slightly over 7 percent of the current daily natural gas demand in the United States). The revolutionary shale plays are redirecting the flow of gas (and producing crude, condensate and other products) across the United States, which necessitates additional midstream infrastructure. We currently move about one-third of the natural gas consumed in America, and certain industry experts are projecting gas demand will increase by about 35 percent over the next 10 years from approximately 74 to 100 Bcf/d. We believe natural gas is the future fuel of choice, and combined with the tremendous cash flow that our other market leading businesses (CO2, Products Pipelines, Terminals and Kinder Morgan Canada) produce, we are confident that KMI is well positioned to grow for many years to come.”
2014 Outlook
As previously announced, KMI expects to declare dividends of at least $1.72 per share for 2014, an 8 percent increase over its 2013 declared dividend of $1.60 per share. Growth in 2014 is expected to be driven by continued strong performance at KMP and contributions from EPB.
Other News

•
Effective at close of business April 30, KMI sold (dropped down) to EPB its 50 percent interest in Ruby Pipeline, its 50 percent interest in Gulf LNG and its 47.5 percent interest in Young Gas Storage. KMI used net proceeds of approximately $875 million from the dropdown sales to reduce term loan debt.

•
KMI repurchased nearly 19 million warrants during the second quarter for approximately $43 million. Through the first six months of the year, KMI repurchased nearly 50 million warrants for approximately $98 million.

Kinder Morgan is the largest midstream and the fourth largest energy company in North America with a combined enterprise value of approximately $110 billion. It owns an interest in or operates approximately 80,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.

(more)

KMI - Q2 Earnings	Page 3

Kinder Morgan, Inc. (NYSE: KMI) owns the general partner interests of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, July 16 at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measure of cash available to pay dividends is presented in this news release. Cash available to pay dividends is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash dividends we expect to pay our shareholders on an ongoing basis. Management uses this metric to evaluate our overall performance. Cash available to pay dividends is also an important non-GAAP financial measure for our shareholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly dividends we are paying. Our dividend policy provides that, subject to applicable law, we will pay quarterly cash dividends generally representing the cash we receive from our subsidiaries less any cash disbursements and reserves established by our board of directors. Cash available to pay dividends is also a quantitative measure used in the investment community because the value of a share of an entity like KMI that pays out all or a substantial proportion of its cash flow is generally determined by the dividend yield (which in turn is based on the amount of cash dividends the corporation pays to its shareholders). The economic substance behind our use of cash available to pay dividends is to measure and estimate the ability of our assets to generate cash flows sufficient to pay dividends to our investors.
We believe the GAAP measure most directly comparable to cash available to pay dividends is income from continuing operations. A reconciliation of cash available to pay dividends to income from continuing operations is provided in this release. Our non-GAAP measure described above should not be considered as an alternative to GAAP net income and has important limitations as an analytical tool. Our computation of cash available to pay dividends may differ from similarly titled measures used by others. You should not consider this non-GAAP measure in isolation or as a substitute for an analysis of our results as reported under GAAP. Management compensates for the limitations of this non-GAAP measure by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give

(more)

KMI - Q2 Earnings	Page 4

no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Media Relations	Investor Relations
Larry Pierce	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
larry_pierce@kindermorgan.com	www.kindermorgan.com

# # #

Kinder Morgan, Inc. and Subsidiaries Preliminary Cash Available to Pay Dividends (Non-GAAP, Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
KMP distributions to us
From ownership of general partner interest (1)	$480	$432	$947	$844
On KMP units owned by us (2)	38	36	76	72
On KMR shares owned by us (3)	24	20	46	40
Total KMP distributions to us	542	488	1,069	956

EPB distributions to us
From ownership of general partner interest (4)	59	51	115	100
On EPB units owned by us (5)	60	57	119	113
Total EPB distributions to us	119	108	234	213

Cash generated from KMP and EPB	661	596	1,303	1,169
Cash generated from other assets (6)	58	76	158	187
Total cash generated	719	672	1,461	1,356

General and administrative expenses and other (7)	(9)	(18)	(18)	(29)
Interest expense	(105)	(100)	(265)	(266)
Cash available to pay dividends before taxes	605	554	1,178	1,061

Taxes (8)	(273)	(260)	(273)	(254)
Cash available to pay dividends	$332	$294	$905	$807

Weighted Average Shares Outstanding for Dividends (9)	1,035	1,038	1,035	1,038

Cash Available Per Average Share Outstanding	$0.32	$0.28	$0.87	$0.78
Declared Dividend	$0.43	$0.40	$0.85	$0.78

Notes
(1)
Based on (i) Kinder Morgan Energy Partners, L.P. (KMP) distributions of $1.39 and $2.77 per common unit declared for the three and six months ended June 30, 2014, respectively, and $1.32 and $2.62 per common unit declared for the three and six months ended June 30, 2013, respectively; (ii) 454 million and 381 million aggregate common units, Class B units and i-units (collectively KMP units) outstanding as of April 30, 2014 and April 29, 2013, respectively; (iii) 462 million and 433 million aggregate KMP units estimated to be outstanding as of July 31, 2014 and outstanding as of July 31, 2013, respectively; (iv) waived incentive distributions of $33 million and $25 million for the three months ended June 30, 2014 and 2013, respectively, and $66 million and $29 million for the six months ended June 30, 2014 and 2013, respectively, related to certain KMP acquisitions. In addition, we as the general partner of KMP, agreed to waive a portion of our future incentive distributions amounts equal to $33 million and $34 million for our third and fourth quarters in 2014, respectively, $139 million for 2015, $116 million for 2016, $105 million for 2017, and annual amounts thereafter decreasing by $5 million per year from the 2017 level related to certain KMP acquisitions.

(2)
Based on 28 million KMP units estimated to be owned by us as of July 31, 2014 and owned by us as of April 30, 2014, July 31, 2013 and April 29, 2013, multiplied by the KMP per unit distribution declared, as outlined in footnote (1) above.

(3)
Assumes that we sold the Kinder Morgan Management, LLC (KMR) shares that we estimate to be received as distributions for the three and six months ended June 30, 2014 and received as distributions for the three and six months ended June 30, 2013, respectively. We did not sell any KMR shares in the first six months of 2014 or 2013. We intend periodically to sell the KMR shares we receive as distributions to generate cash.

(4)
Based on (i) El Paso Pipelines Partners, L.P. (EPB) distributions of $0.65 and $1.30 per common unit declared for the three and six months ended June 30, 2014, respectively, and $0.63 and $1.25 per common unit declared for the three and six months ended June 30, 2013, respectively; (ii) 219 million and 216 million common units outstanding as of April 30, 2014 and April 29, 2013, respectively; and (iii) 231 million and 218 million common units estimated to be outstanding as of July 31, 2014 and outstanding as of July 31, 2013, respectively.

(5)
Based on 93 million EPB units estimated to be owned by us as of July 31, 2014 and 90 million EPB units owned by us as of April 30, 2014, July 31, 2013 and April 29, 2013, multiplied by the EPB per unit distribution declared, as outlined in footnote (4) above.

(6)
Represents cash available from former El Paso Corporation (EP) assets that remain at KMI, including our investments in Gulf LNG, Ruby and Young Gas Storage for the periods presented prior to their drop-down to EPB and EPNG and El Paso midstream assets for the periods presented prior to their drop-down to KMP, and our 20% interest in NGPL, net of general and administrative expenses related to KMI's EP assets. Amounts include our share of pre-tax earnings, plus depreciation, depletion and amortization, and less cash taxes and sustaining capital expenditures from equity investees.

(7)	Represents corporate general and administrative expenses, corporate sustaining capital expenditures, and other income and expense.
(8)
Amounts were determined based on the income and expenses included in the table, other deductions related to the income included, and the effect of net operating loss carryforwards on cash available to pay dividends of $250 million for the three and six months ended June 30, 2014 and $150 million for the three and six months ended June 30, 2013.

(9)	Includes weighted average common stock outstanding and unvested restricted stock awards issued to management employees that contain rights to dividends.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue	$3,937	$3,382	$7,984	$6,442

Costs, expenses and other
Operating expenses	2,150	1,897	4,276	3,286
Depreciation, depletion and amortization	502	445	998	860
General and administrative	154	183	326	323
Taxes, other than income taxes	111	102	221	200
Other expense (income)	7	(17)	3	(16)
	2,924	2,610	5,824	4,653

Operating income	1,013	772	2,160	1,789

Other income (expense)
Earnings from equity investments	100	93	199	194
Amortization of excess cost of equity investments	(11)	(9)	(21)	(18)
Interest, net	(440)	(427)	(888)	(829)
Gain on remeasurement of net assets to fair value	—	558	—	558
Gain on sale of investments in Express	—	—	—	225
Other, net	13	19	26	24

Income from continuing operations before income taxes	675	1,006	1,476	1,943

Income tax expense	(178)	(225)	(378)	(504)

Income from continuing operations	497	781	1,098	1,439

Loss from discontinued operations, net of tax	—	—	—	(2)

Net income	497	781	1,098	1,437

Net income attributable to noncontrolling interests	(213)	(504)	(527)	(868)

Net income attributable to KMI	$284	$277	$571	$569

Class P Shares
Basic and Diluted Earnings Per Common Share From Continuing Operations	$0.27	$0.27	$0.55	$0.55
Basic and Diluted Loss Per Common Share From Discontinued Operations	—	—	—	—
Total Basic and Diluted Earnings Per Common Share	$0.27	$0.27	$0.55	$0.55

Basic Weighted Average Number of Shares Outstanding
Class P Shares	1,028	1,036	1,028	1,036

Diluted Weighted Average Number of Shares Outstanding (1)
Class P Shares	1,028	1,038	1,028	1,038

Declared dividend per common share	$0.43	$0.40	$0.85	$0.78

Notes
(1)	Outstanding KMI warrants and convertible preferred securities were anti-dilutive during the periods presented.

Kinder Morgan, Inc. and Subsidiaries Preliminary Reconciliation of Cash Available to Pay Dividends from Income from Continuing Operations (Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Income from continuing operations (1)	$497	$781	$1,098	$1,439
Depreciation, depletion and amortization (1)	502	445	998	860
Amortization of excess cost of equity investments (1)	11	9	21	18
Earnings from equity investments (1)	(100)	(93)	(199)	(194)
Distributions from equity investments	107	98	184	199
Distributions from equity investments in excess of cumulative earnings	52	41	90	78
Difference between equity investment distributable cash flow and distributions received (2)	37	32	114	82
KMP certain items (3)	28	(383)	63	(585)
KMI certain items	7	10	(4)	(6)
Difference between cash and book taxes	(120)	(60)	80	220
Difference between cash and book interest expense for KMI	30	35	10	10
Sustaining capital expenditures (4)	(128)	(92)	(209)	(152)
KMP declared distribution on its limited partner units owned by the public (5)	(580)	(515)	(1,146)	(954)
EPB declared distribution on its limited partner units owned by the public (6)	(89)	(80)	(173)	(158)
Other (7)	78	66	(22)	(50)

Cash available to pay dividends	$332	$294	$905	$807

Notes
(1)	Consists of the corresponding line items in the preceding Unaudited Preliminary Consolidated Statements of Income.
(2)	Consists of the difference between cash available for distributions and the distributions received from our equity investments.
(3)
Consists of items such as hedge ineffectiveness, certain legal and environmental reserves, gain/loss on sale, insurance proceeds from casualty losses, and asset acquisition and/or disposition expenses. Three and six months 2013 includes a $558 million gain from the remeasurement of KMP's previously held 50% equity interest in Eagle Ford to fair value and $162 million of expense associated with rate case liability adjustments. Six months 2013 also includes a $141 million, net of tax, gain on the sale of Express. For more information, see KMP’s 2nd Quarter 2014 Earnings Release filed on Form 8-K with the SEC on July 16, 2014.

(4)	We define sustaining capital expenditures as capital expenditures that do not expand the throughput or capacity of an asset.
(5)
Declared distribution multiplied by limited partner units estimated to be or actually outstanding on the applicable record date less units owned by us. Includes distributions on KMR shares. KMP must generate the cash to cover the distributions on the KMR shares, but those distributions are paid in additional shares and KMP retains the cash. We do not have access to that cash.

(6)	Declared distribution multiplied by EPB limited partner units outstanding on the applicable record date less units owned by us.
(7)
Consists of items such as timing and other differences between earnings and cash, KMP’s and EPB's cash flow in excess of their distributions, non-cash purchase accounting adjustments related to the EP acquisition and going private transaction primarily associated with non-cash amortization of debt fair value adjustments.

Kinder Morgan, Inc. and Subsidiaries Preliminary Abbreviated Consolidated Balance Sheets (Unaudited) (In millions)

	June 30, 2014	December 31, 2013

ASSETS
Cash and cash equivalents - KMI	$50	$116
Cash and cash equivalents - KMP	263	404
Cash and cash equivalents - EPB	50	78
Other current assets	3,004	3,270
Property, plant and equipment, net - KMI	2,505	2,563
Property, plant and equipment, net - KMP	29,285	27,405
Property, plant and equipment, net - EPB	5,817	5,879
Investments	5,862	5,951
Goodwill - KMI	17,910	17,935
Goodwill - KMP	6,721	6,547
Goodwill - EPB	22	22
Deferred charges and other assets	4,875	5,015
TOTAL ASSETS	$76,364	$75,185

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt - KMI	$1,245	$725
Short-term debt - KMP	1,337	1,504
Short-term debt - EPB	41	77
Other current liabilities	3,864	3,769
Long-term debt - KMI	8,088	9,221
Long-term debt - KMP	19,610	18,410
Long term debt - EPB	4,750	4,179
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	1,973	1,977
Deferred income taxes	4,554	4,651
Other	2,147	2,287
Total liabilities	47,709	46,900

Shareholders' Equity
Accumulated other comprehensive loss	(68)	(24)
Other shareholders' equity	12,688	13,117
Total KMI equity	12,620	13,093
Noncontrolling interests	16,035	15,192
Total shareholders' equity	28,655	28,285
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$76,364	$75,185

Debt, net of cash
KMI (1)	$9,283	$9,830
KMP	20,684	19,510
EPB	4,741	4,178
Total Consolidated Debt	$34,708	$33,518

Notes
(1)	Amounts exclude the preferred interest in general partner of KMP.